Exhibit 10.1

AMENDMENT TO THE TOYS 'R' US, INC. PARTNERSHIP GROUP DEFERRED COMPENSATION PLAN

WHEREAS, on March 17, 2005, the Company entered into an Agreement and Plan of Merger with Global Toys Acquisition, LLC, and Global Toys Acquisition Merger Sub, Inc. (the "Merger Agreement"); and

WHEREAS, Section 6.15 of the Merger Agreement provides that at or prior to the Effective Time as defined in the Merger Agreement, the Company shall accelerate the vesting under and provide for the termination and, no later than fifteen (15) days following the Closing Date (as defined under the Merger Agreement), distribution of all amounts under the Toys "R" Us, Inc. Partnership Group Deferred Compensation Plan (the "Plan"); and

WHEREAS, pursuant to Section 13 of the Plan, the Compensation and Organizational Development Committee of the Board of Directors of the Company has authorized the following amendment and termination of the Plan;

NOW THEREFORE, the Plan is hereby amended as follows, effective as of the date indicated:

1. There is hereby added a new Section 16 to read as follows:

"16. Accelerated Vesting and Plan Termination. On March 17, 2005, the Company entered into an Agreement and Plan of Merger with Global Toys Acquisition, LLC, and Global Toys Acquisition Merger Sub, Inc. (the "Merger Agreement"). Section 6.15 of the Merger Agreement provides that at or prior to the Effective Time (as defined in the Merger Agreement), the Company shall accelerate the vesting under and provide for the termination and distribution of all amounts under the Plan. Accordingly, in order to give effect to the Merger Agreement, (i) as of the Effective Time, all accounts, awards, deferrals, and contributions of any type whatsoever under the Plan (including, without limitation, deferred profit shares issued in connection with the exercise of stock options) shall become fully vested as of the Effective Time; and (ii) the Plan shall terminate as of the Effective Time and, as part of that termination, all accounts under the Plan shall be distributed to Participants hereunder (whether or not then in pay status) no later than 15 days following the Closing Date (as defined under the Merger Agreement)."

2. This Amendment shall be effective as of the date indicated below. Except as amended herein, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the undersigned Officer of the Company has caused this instrument to be executed this 9th day of June, 2005.

Toys “R” Us, Inc.
(Registrant)

By:	/s/ Deborah M. Derby
Name:	Deborah M. Derby
Title:	Executive Vice President -
Human Resources